UNITED STATES

SECURITIES and EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of theSecurities
Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

October 21, 2004

Tengasco, Inc.
(Exact Name of Registrant as specified in its charter)

Commission File Number 0-20975

Tennessee	87-0267438
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

603 Main Avenue, Suite 500, Knoxville, Tennessee 37902
(Address of Principal Executive Office)

(865) 523-1124
(Registrant’s Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

      Item 5.02           Departure of Directors or Principal Officers; Election of                                            Directors;
                                 Appointment of Principal Officers

        On October 21, 2004, Jeffrey R. Bailey, the President of the Company, was elected to the Company’s Board of Directors.

        Mr. Bailey is a member of the Company’s Frontier Exploration Committee. There is no arrangement or understanding between Mr. Bailey and any other person pursuant to which Mr. Bailey was elected as a Director. The background of Mr. Bailey follows.

        Jeffrey R. Bailey is 47 years old. He graduated in 1980 from New Mexico Institute of Mining and Technology with a B.S. degree in Geological Engineering. Upon graduation he joined Gearhart Industries as a field engineer working in Texas, New Mexico, Kansas, Oklahoma and Arkansas. Gearhart Industries later merged with Halliburton Company. In 1993 after 13 years working in various field operations and management roles primarily focused on reservoir evaluation, log analysis and log data acquisition he assumed a global role with Halliburton as a Petrophysics instructor in Fort Worth, Texas. His duties were to teach Halliburton personnel and customers around the world log analysis and completion technology and to review analytical reservoir problems. In this role Mr. Bailey had the opportunity to review reservoirs in Europe, Latin America, Asia Pacific and the Middle East developing a special expertise in carbonate reservoirs. In 1997 he became technical manager for Halliburton in Mexico focusing on finding engineering solutions to the production challenges of large carbonate reservoirs in Mexico. He joined the Company as its Chief Geological Engineer on March 1, 2002. He was elected as President of the Company on July 17, 2002 and previously served as a Director from February 28, 2003 to August 12, 2004.

      Item 9.01            Financial Statements and Exhibits

      (c)   Exhibits

      99.1 Press Release dated October 27, 2004

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: October 27, 2004

Tengasco,Inc. By: s/Jeffery R. Bailey Jeffrey R. Bailey, President